Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Leggett & Platt, Incorporated of our report dated February 24, 2021, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the manner in which the company accounts for inventory discussed in Note A, as to which the date is May 25, 2021, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Leggett & Platt, Incorporated’s Current Report on Form 8-K dated May 25, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri

May 27, 2021